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                                                                       Exhibit 5
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                                 July 24, 1998



Actuate Software Corporation
999 Baker Way
San Mateo, California 94404


          Re:  Actuate Software Corporation (the "Company")
               Registration Statement for
               an aggregate of 2,741,500 Shares of Common Stock

Ladies and Gentlemen:

  We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 2,291,500 shares of Common Stock available for issuance under the Company's 1998 Equity Incentive Plan, (ii) 250,000 shares of Common Stock available for issuance under the Company's 1998 Employee Stock Purchase Plan and (iii) 200,000 shares of Common Stock available for issuance under the Company's 1998 Non-Employee Directors Plan. We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the 1998 Equity Incentive Plan, the 1998 Employee Stock Purchase Plan and the 1998 Non-Employee Directors Plan and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of Actuate Software Corporation's Common Stock.

  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                 Very truly yours,

                                 /s/ Gunderson Dettmer Stough Villeneuve
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                                 Franklin & Hachigian, LLP
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                                 Gunderson Dettmer Stough Villeneuve Franklin &
                                 Hachigian, LLP